Exhibit 10.44

AMENDMENT NO. 1
TO 1993 STOCK OPTION PLAN
OF
ALFACELL CORPORATION

          Pursuant to Section 17 of the 1993 Stock Option Plan (the “1993 Plan”) of Alfacell Corporation, a Delaware corporation (the “Company”), the 1993 Plan is hereby amended by deleting Section 11 and replacing it with the following:

          “No Option granted under the Plan is transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended or Title I of the Employee Retirement Income Security Act or the rules thereunder. During the holder’s lifetime, an Option may only be exercised by the holder or, in the event of his legal incapacity to do so, the holder’s guardian or legal representative. Upon the holder’s death an Option may be exercised by the executors, administrators, legatees, or heirs of such Participant’s estate.

          Notwithstanding the foregoing restriction on transferability, all or any portion of the Existing Options of Ms. Kuslima Shogen, as the term ‘Existing Options’ is defined in the Retirement Agreement dated April 25, 2008 between the Company and Ms. Shogen, may be transferred by Ms. Shogen to a Family Member or Family Members of hers, as the term ‘Family Members’ is defined in the General Instructions to Form S-8 of the Securities and Exchange Commission (or successor to such Instructions or such Form), at any time that Ms. Shogen holds the Existing Options to be transferred, provided that Ms. Shogen may not receive any consideration for such transfer, and any such Family Member may not make any subsequent transfers of such Existing Options other than by will or the laws of descent and distribution and the Company receives prior written notice of such proposed transfer.”

          For all purposes of this Amendment, capitalized terms used herein without definition shall have the meaning specified in the 1993 Plan.

          This Amendment was approved by the Board of Directors of the Company pursuant to Section 17 of the 1993 Plan and, unless otherwise expressly indicated herein, shall be construed, administered and applied in accordance with all the terms and provisions of the 1993 Plan. Except as expressly amended or waived by the terms of this Amendment, the terms and conditions of the 1993 Plan shall remain unamended and unwaived. The amendment set forth herein shall be limited precisely as provided for herein to the provision expressly amended herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of any other document or any transaction or further action on the part of the Company.

          This Amendment shall be binding on and inure to the benefit of the Company and its respective successors and assigns. In the event of any conflict between any of the terms of any stock option agreement with respect to Ms. Shogen’s Options granted under the 1993 Plan, the terms of the 1993 Plan, as amended hereby, shall control.

Adopted by the Board of Directors April 16, 2008